FIRST AMENDMENT TO SUBSCRIPTION AGREEMENT

November 7, 2013

BlackBerry Limited

295 Phillip Street

Waterloo, Ontario

Canada N2L 3W8

Dear Sirs/Mesdames:

Fairfax Financial Holdings Limited, Mackenzie Financial Corporation, Canso Investment Counsel Ltd., Markel Corporation, Brookfield Asset Management Inc. and Qatar Holding LLC, (the “Original Purchasers”), being the parties with BlackBerry Limited (“BlackBerry”) to a Subscription Agreement dated November 4, 2013 (the “Agreement”) wish to amend the Agreement to provide for the addition of an additional Purchaser and Manulife Asset Management Limited, acting as portfolio manager to the funds listed in Part II of Schedule “A” (the “Additional Purchaser”) wishes to execute and deliver this agreement (the “First Amendment”) in order to become a Purchaser under the Agreement on the same terms and conditions as bind the Original Purchasers.

The Original Purchasers and the Additional Purchaser (“we” or the “undersigned”) understand that BlackBerry is agreeable to this amendment.

We agree that the Agreement is amended as follows:

1.	The first sentence of the Agreement is deleted in its entirety and replaced with the following sentence:

“This letter agreement (the “Agreement”) is further to recent meetings and discussions regarding a transaction (the “Transaction”) pursuant to which Fairfax Financial Holdings Limited (“Fairfax”) and those other entities which are identified in Schedule A to this Agreement as purchasers (collectively the “Purchasers” and each a “Purchaser”), will subscribe for, and BlackBerry Limited (“BlackBerry”) will issue to each Purchaser, the principal amount set out beside its name on Schedule A of 6% unsecured subordinated convertible debentures of BlackBerry (the “Initial Debentures”) on a private placement basis, for an aggregate subscription price of U.S.$1,000,000,000 (the “Purchase Price”);”

2.	Schedule A to the Agreement is deleted in its entirety and replaced with Schedule A attached to this First Amendment;

3.	Section 14(a) of the Agreement is deleted in its entirety and replaced with the following Section 14(a):

“Organization and Good Standing. As of the date hereof and as of the Closing Date, it is a corporation, limited liability company or other entity duly incorporated, established or organized and validly existing under the jurisdiction of its organization.”

4.	Section 14(b) of the Agreement is deleted in its entirety and replaced with the following Section 14(b):

“Due Authorization. As of the date hereof and as of the Closing Date, (i) the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within their respective corporate, trust or other governing powers and have been duly authorized, and no other corporate, trust or other proceedings required by the constating documents of the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement or the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by the Purchaser and when duly executed and delivered by each of the other parties hereto, this Agreement will constitute a legal, valid and binding agreement of the Purchaser enforceable against it in accordance with its terms, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.”

5.	Section 14(d) of the Agreement is deleted in its entirety and replaced with the following Section 14(d):

“Non-Contravention. As of the date hereof and as of the Closing Date, the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of (A) the articles of incorporation, by-laws or resolutions of the shareholders or directors (or any committee thereof) of the Purchaser, or (B) in the case where the Purchaser is not a corporation, its declaration of trust or other constating document under which the Purchaser has been established or organized, or any resolutions of the board, trustees or other body named in such constating document as performing a similar function as a board of a corporation or as trustees of a trust, or of a committee thereof, (ii) assuming compliance with the matters referred to in paragraph (c) above, contravene, conflict with or result in a violation or breach of any provision of any applicable law, or (iii) require any consent or other action by any person under, or constitute, with or without notice or lapse of time or both, a breach of any material contract to which it is a party or by which it or any of its properties or assets may be bound, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not be reasonably expected to adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby on or prior to the Outside Date.”

6.	The Entire Agreement clause in Section 22 of the Agreement is deleted in its entirety and replaced with the following Section 22:

“The Purchasers and BlackBerry agree that this Agreement, and an amendment to this Agreement dated November 6, 2013 (the “First Amendment”) contains, for good and valuable consideration, the entire agreement of the Purchasers and BlackBerry relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein. This Agreement and the First Amendment may not be amended or modified in any respect except by written instrument executed by each of the Purchasers and BlackBerry. BlackBerry and Fairfax agree that the letter of intent dated September 23, 2013 between them is terminated and that each party thereto fully and finally releases the other party from any and all obligations thereunder.”

Additional Purchaser acknowledges that it has received and reviewed a copy of the Agreement. By its execution of this First Amendment, Additional Purchaser agrees to be bound by the terms of the Agreement as a “Purchaser” effective the time of execution of the Agreement as if it was an original signatory thereto. Furthermore, Additional Purchaser hereby makes each of the representations and warranties contained in Section 14 of the Agreement to BlackBerry and acknowledges all of the statements contained in Section 13 of the Agreement, and acknowledges that BlackBerry is relying upon such representations and acknowledgements in connection with the issue and sale of the 6% unsecured subordinated convertible debentures of BlackBerry to it.

The undersigned and BlackBerry agree that all other terms of the Agreement remain unamended and in full force and effect.

The undersigned and BlackBerry agree that this First Amendment shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the undersigned and BlackBerry irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum. We and BlackBerry agree that this First Amendment is binding upon and enures to the benefit of each of the undersigned and BlackBerry and their respective successors and assigns. The undersigned and BlackBerry agree that this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties may rely on delivery by electronic delivery of an executed copy of this Agreement.

Acceptance.

If the foregoing accurately reflects BlackBerry’s understanding of our agreement, please sign in the space provided below.

Yours truly,

FAIRFAX FINANCIAL HOLDINGS LIMITED

by:	/s/ Paul Rivett
Name: Paul Rivett
Title: President

CANSO INVESTMENT COUNSEL LTD., acting on behalf of certain managed accounts managed by such entity

by:	/s/ Joe Morin
Name: Joe Morin
Title: Vice President

MACKENZIE FINANCIAL CORPORATION

by:	/s/ Lawrence Chin
Name: Lawrence Chin
Title: Senior Vice President

MARKEL CORPORATION

by:	/s/ Steve A. Markel
Name: Steve A. Markel
Title: Vice President

BROOKFIELD ASSET MANAGEMENT INC.

by:	/s/ George Myhal
Name: George Myhal
Title: Senior Managing Partner

QATAR HOLDING LLC

by:	/s/ Ahmad M. Al-Sayed
Name: Ahmad M. Al-Sayed
Title: Managing Director and CEO

MANULIFE ASSET MANAGEMENT LIMITED, acting as portfolio manager to the funds listed in Part II of Schedule “A”

by:	/s/ Jonathan Popper
Name: Jonathan Popper
Title: Senior Managing Director & Senior Portfolio Manager

[Signature Page to Amendment No 1 to Subscription Agreement]

Agreed as of this 7th day of November, 2013

BLACKBERRY LIMITED

by:	/s/ Brian Bidulka
Name: Brian Bidulka
Title: Chief Financial Officer

BMO NESBITT BURNS INC., as settlement agent of the Purchasers and not as principal

by:	/s/ Manprit Sing Dhillon
Name: Manprit Singh Dhillon
Title: Director

SCHEDULE A

PURCHASERS

Name of Purchaser	Address for notice purposes	Principal amount of Debentures to be purchased at Closing (US$)

Part I

Fairfax Financial Holdings Limited	Suite 800 95 Wellington Street West Toronto Ontario M5J 2N7 Attention: Paul Rivett Email: privett@hwic.ca	$250,000,000

Mackenzie Financial Corporation, as manager and trustee or certain mutual funds	Mackenzie Investments 180 Queen Street West Toronto, ON M5V 3K1 Attention: SVP, General Counsel	$200,000,000

Canso Investment Counsel Ltd.	Canso Investment Counsel Ltd. 100 York Boulevard , Suite 550 Richmond Hill, ON L4B 1J8 Attention: Fax: (905) 881-1466	$300,000,000

Markel Corporation	Markel Corporation 4521 Highwoods Parkway Glen Allen, VA 23060 Attention: Vice Chair Email: smarkel@markelcorp.com	$70,000,000

Brookfield Asset Management Inc.	Brookfield Asset Management 181 Bay Street, Suite 300, Toronto, ON M5J 2T3 Attention: George Myhal	$10,000,000

Qatar Holding LLC	Qatar Holding LLC Q-Tel Tower Diplomatic Area Street, West Bay Doha, Qatar Attention: Head, Mergers & Acquisitions Department Email: notices.m&a@qatarholding.qa with a copy to: General Counsel Legal Department Qatar Holding LLC Q-Tel Tower Diplomatic Area Street, West Bay Doha, Qatar Email: notices.legal@qatarholding.qa	$100,000,000

Part II

Manulife Canadian Focused Fund	c/o its portfolio manager, Manulife Asset Management Limited 200 Bloor Street East Toronto, Ontario M4W 1E5 Attention: Jonathan Popper Email: Jonathan_Popper@manulifeam.com	$33,292,000

MD Dividend Income Fund	c/o its portfolio manager, Manulife Asset Management Limited 200 Bloor Street East Toronto, Ontario M4W 1E5 Attention: Jonathan Popper Email: Jonathan_Popper@manulifeam.com	$28,000,000

Manulife Canadian Large Cap Value Equity Fund	c/o its portfolio manager, Manulife Asset Management Limited 200 Bloor Street East Toronto, Ontario M4W 1E5 Attention: Jonathan Popper Email: Jonathan_Popper@manulifeam.com	$7,467,000

Manulife Canadian Focused Class	c/o its portfolio manager, Manulife Asset Management Limited 200 Bloor Street East Toronto, Ontario M4W 1E5 Attention: Jonathan Popper Email: Jonathan_Popper@manulifeam.com	$1,241,000